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                                       PALFED, INC.
                                       107 Chesterfield Street S.
                                       Aiken, South Carolina  29801

                                       Darrell R. Rains
                                       Executive Vice President and CFO
                                       (803) 642-1328

                                       April 10, 1997

                                       FOR IMMEDIATE RELEASE

            PALFED, INC. ANNOUNCES 21% INCREASE IN FIRST QUARTER EARNINGS

AIKEN, South Carolina, April 10, 1997 -- PALFED, INC. (NASDAQ:PALM) ("PALFED") announced net earnings of $1,350,000 ($0.25 per common share) for the first quarter of 1997 compared to net earnings of $1,092,000 ($0.21 per common share) in the first quarter of 1996, a 21.0% increase over the prior year.

John C. Troutman, PALFED's President and Chief Executive Officer said, "Our outstanding first quarter is a clear indication that our strategic plan of growth and expansion is working to enhance shareholder value. We opened our second full-service banking center on Hilton Head Island on March 24, 1997 and intend to take advantage of other opportunities as they present themselves. We have an excellent franchise that will be more and more valuable as other banks are sold and we strengthen our claim as South Carolina's Bank."

PALFED, INC. is a South Carolina corporation whose principal subsidiary, Palmetto Federal Savings Bank of South Carolina, operates twenty-two banking and seven mortgage lending offices in South Carolina and one mortgage lending office in Georgia. At March 31, 1997 PALFED had $655.7 million in total assets and deposits of $551.4 million. PALFED'S common stock is traded in the Nasdaq National Market System under the symbol "PALM".